EXHIBIT 12
                       STATEMENT RE COMPUTATION OF RATIOS


                                                                 Year Ended December 31,
                                          --------------------------------------------------------------------
                                          1993            1994            1995            1996            1997
                                          ----            ----            ----            ----            ----

Pretax earnings (losses)            $   876,982(1)  $     962,344   $     479,146    $    570,223    $(4,592,223)

Interest expense                          607,012         465,743         359,202         376,341         475,056
                                    -------------   -------------   -------------    ------------    ------------

Subtotal (A)                            1,483,944       1,428,087         838,348         946,564      (4,117,167)
                                    -------------   -------------   -------------    ------------    -------------

Interest expense                          607,012         465,743         359,202         376,341         475,056

Preferred stock dividend
   requirements                            76,830         107,564         219,111         100,271          92,438
                                    -------------   -------------   -------------    ------------    ------------

Subtotal (B)                        $     683,842   $     573,307   $     578,313    $    476,612    $    567,494
                                    -------------   -------------   -------------    ------------     -----------

(A) divided by (B)                       2.17            2.49             1.45            1.99         (7.25)(2)
                                         ====            ====             ====            ====         =========

<F1> Before extraordinary item
<F2> Due to unusual charge